PURCHASE MONEY
                         PROMISSORY NOTE


June 25, 1997
Minneapolis, Minnesota                                 $2,700,000


    FOR VALUE RECEIVED, NRG San Diego, Inc., a Delaware corporation (the "Debtor"), hereby promises to pay to the order of Ridgewood Electric Power Trust II, a Delaware business trust, or its assigns (the "Holder"), the principal sum of Two Million Seven Hundred Thousand and no/100s Dollars ($2,700,000.00), together with interest, in the manner provided herein.
All principal and interest amounts due under this Note are referred to herein as the "Obligations" and are subject to the provisions of this Note.

Payment of Principal and Interest

    1. Debtor shall pay the principal, together with interest thereon at an interest rate of eight percent (8%) in 72 consecutive equal monthly installments of Forty-Seven Thousand Three Hundred Thirty Nine and 75/100 Dollars ($47,339.75) commencing on July 25, 1997 and on the 25th day of each month thereafter through and including June 25, 2003.

Acceleration

    2. Upon the occurrence of any Event of Default, Holder may, at its election, by written notice to Debtor declare all Obligations that are past due or are to become due to become immediately due and payable, whereupon the same shall become due and payable without further notice or demand.

Event of Default

    3.   For purposes of this Note, an Event of Default shall mean:

         (a) the failure by Debtor to make any payment of principal or interest required hereunder and such default is not cured within thirty
(30) days after notice of such default has been delivered to Debtor in accordance with the provisions hereof;

         (b) Debtor's failure to generally pay its debts as such debts become due, or its admission in writing of its insolvency or its inability to pay its debts generally, or the making of a general assignment for the benefit of creditors;

         (c) the initiation of any proceeding by or against the Debtor seeking to adjudicate the Debtor a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, custodianship, protection, relief, or composition of the Debtor or the Debtor's debts under any now existing or future applicable law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief, or the appointment of a receiver, custodian, trustee, sequestrator, assignee, or other similar official for such party or for any substantial part of such party's property, except that if such proceeding is instituted involuntarily against the Debtor, an Event of Default will occur only if the proceeding has not been dismissed
within sixty (60) days of the commencement of such     proceeding;

         (d) the Debtor's action to authorize any of the actions set forth in (b) or (c) above;

         (e) the occurrence and continuance of a Default under the Security and Pledge Agreement of even date herewith between Debtor, NRG del Coronado, Inc., a Delaware corporation ("NRGdC") and Holder (the "Security and Pledge Agreement"); or

         (f) sale, transfer or other disposition of the majority of the stock or assets of Debtor or assets of San Diego Power & Cooling Company to any person or entity which is not, directly or indirectly through one or more intermediaries, controlled by or under common control with NRG Energy, Inc., a Delaware corporation.

Prepayment

    4. This Note shall be subject to prepayment at any time, without premium or penalty.

General

    5. The indebtedness evidenced by this Note is secured by the Security and Pledge Agreement.

    6.   Debtor hereby:

         (a) waives diligence, presentment, demand for payment, notice of dishonor, notice of non-payment, protest, notice of protest, and any and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Note;

         (b) agrees that Holder shall have the right, without notice, to grant any extension of time for payment of any indebtedness evidenced by this Note or any other indulgence or forbearance whatsoever;

         (c) agrees that no failure on the part of Holder to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms of this Note shall constitute a waiver of that power, right or privilege; and

         (d) agrees that the acceptance at any time by Holder of any past due amounts shall not be deemed to be a waiver of the requirement to make prompt payment when due of any other amounts then or hereafter due and payable.

    7. The payment obligations of Debtor hereunder are subject to the set-off rights described in the Partnership Interest Purchase Agreement, dated the date hereof, by and among Debtor, NRGdC, Holder and RSD Power Corp., a Delaware corporation.

    8. This Note shall be governed in all respects by the laws of the State of Minnesota without giving effect to the principles of conflicts of law.

    9. In the event that Debtor defaults in the payment of any Obligation due hereunder, Debtor shall pay Holder's out-of-pocket collection costs, including without limitation reasonable attorneys' fees and legal costs, whether or not any suit or enforcement proceeding is commenced.

                             NRG SAN DIEGO, INC.

                             By:_____________________________
                              Its:_____________________________